Bio-Carbon-Based Fertilizer (“BCBF”)

Purchase and Sales Agreement

Party A: SCQC Agricultural Co. Limited

Party B: Pingchang Lingfeng Agricultural Development Co., Ltd.

In accordance with “Contract Law of the People's Republic of China” and relevant laws and regulations, both parties have reached the following terms and conditions regarding sale and purchase of BCBF, after mutual agreement.

Article 1: Cooperation method

Party A purchases the BCBF produced by Party B and promotes the fertilizer to become the only official fertilizer designated by Party A.

Article 2: Product Standards

2.1 The standards (including quality requirements) of the products are implemented in accordance with the National implementation standards:

Organic fertilizer NY525, Bio-Charcoal Based Fertilizer NY/T3401, and related standards: Q/511923LFNY 001-2020.

2.2 Quantity of products: To be calculated in accordance cumulative aggregate basis, the level of acceptable difference in quantity to be delivered and actual delivered by positive or negative 2%.

Article 3: Production quantity

The cooperation between the two parties is order-based production. The total number of orders is 612.49 tons. Party B shall complete all production of fertilizer within 30 days after signing this contract.

Article 4: Prices and payment methods

4.1 Unit price: RMB1,900 per ton, total price RMB1,163,746

4.2 The price is tax-inclusive, but not limited to material cost, loading & unloading charge, labour charge, etc. Transportation cost will be borne by Party A. This price is fixed, and still remains unchanged when there is any market price fluctuation.

4.3 After signing this contract, Party A will pay RMB483,746 by March 30, 2020 as down payment. RMB600,000 will be paid by April 13, 2020 as second instalment and the balance will be settled by April 15, 2020. When all payments are well received, Party B will complete the production within the aforesaid deadline. Party B should delivery the products to the designated place at designated date according to Party A instruction.

4.4 Party B’s banking details to receive:

Account name: redacted

Account number: redacted

Bank: redacted

Article 5: Packaging quality

In order to keep the quality of bio-carbon-based organic fertilizer, Party B have to provide with high-end package for fertilizer to be displayed in particle form. The package must be non-smelly.

Article 6: Weight loss control and transfer of goods ownership

6.1 As loss of water weight is common for organic fertilizing products, Party B should take precautionary measures to guarantee the products weight loss will be limited to not more than 2%, during 3 to 6 months from the time the fertilizer is delivered.

6.2 Goods ownership is transferred once the payment is settled. However, Party B will bear the risk of lost and damage during Party B’s transportation.

Article 7: Delivery time, freight burden and return and exchange

Products are temporarily kept in Party B’s warehouse when the production is completed. Delivery of products will be arranged by Party B within 3 days from Party A’s request. Party A will bear transportation charge. In case of return and/or exchange, additional charges to be borne will be negotiated by both parties.

Article 8: Liability for breach of contract

Once this contract is mutually signed, both parties should strictly follow the terms and conditions as per listed and perform each party’s obligations accordingly. In case of breaching contract, breaching party will have to pay 30% of the total sum of this contract as compensation, and also have to bear all investigation charge, litigation costs, lawyer fee, travelling expense, etc., any reasonable charges and expenses come along.

Article 9: Force Majeure

9.1 In the event of force majeure, such as: war, fire, typhoon, earthquake and factors that cannot be predicted and controlled within the normal circumstances.

9.2 If one party is unable to perform part or all of the obligations under this contract due to force majeure, the party affected by the force majeure shall not be liable for breach of the contract; but the party shall notify the other party within 5 working days after the force majeure occurs, and issue a proof that the force majeure has occurred and the corresponding consequences, otherwise the party shall bear the corresponding liability for breach of contract.

Article 10: Dispute Resolution

The parties shall attempt to resolve any dispute arising out of or relating to this contract through negotiations. If the matter is not resolvable by negotiation, the parties shall attempt to resolve the dispute through the People's Court, where Party A is located.

Article 11: Confidentiality

Both parties agree (including its employees, consultants, etc.) to keep confidential on commercial secrets during the effect of this contract. Without one party’s written consent, counterparty shall not disclose, leak the matters of this agreement, any incidental matters and other confidential information to third party, or shall not use for purposes other than to complete this contract. Otherwise, the party shall compensate the counterparty for all losses caused thereby.

Article 12: Supplementary Terms

12.1 All the terms of this agreement are only valid for both parties to the contract and shall not be used for other purposes.

12.2 Matters not covered in this contract shall be dealt with separately through negotiation between the parties.

12.3 This contract will become effective from the date when both parties sign with company seal.

12.4 The annex to the contract is also legal binding.

12.5 This contract is made in four copies. Party A and Party B each hold two copies, and each copy is legal binding.

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Party A

/s/ SCQC Agricultural Co. Limited

Date: June 12 2020

Party B

/s/Pingchang Lingfeng

Agricultural Development Co., Ltd

Date: June 12 2020